THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050







REGISTERED AUDITOR'S CONSENT



   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated November 13, 2006 on the financial statements of Globalink, LTD. as of August 31, 2006 and my report dated April 17, 2006 and November 13, 2006 as to restatement on the financial statements dated February 28, 2006 included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.

Dated this 18th day of December, 2006

/s/Thomas J. Harris
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Thomas J. Harris
Certified Public Accountant